Exhibit 99.1

Toreador Resources Corporation
9 rue Scribe
75009 Paris France

33 1 47 03 34 24
Fax 33 1 47 03 33 71

NEWS RELEASE

TOREADOR ANNOUNCES APPOINTMENTS OF NEW INDEPENDENT DIRECTOR, CHIEF FINANCIAL OFFICER, AND COMMERCIAL DIRECTOR

Company is on Track with the Delivery of its Strategy

PARIS, FRANCE — (September 16, 2009) —  Toreador Resources Corporation (NASDAQ: TRGL) today announced the appointments of Bernard de Combret as an Independent Director on the Board of Directors, Marc Sengès as Toreador’s Chief Financial Officer, and Tony Vermeire as Toreador’s Commercial Director.  All three appointments are effective immediately.  Toreador’s former CFO, Charles Campise, will continue on in an advisory role until March of next year to ensure a smooth transition.

Peter Hill, non-Executive Chairman of Toreador, said, “The appointment of Bernard de Combret to the Board of Directors is a significant and positive event in the governance of the company.  Bernard brings a complementary set of skills and experiences to the Board.  He has widely respected achievements in both the international and French oil and gas sectors.”

Bernard Polge de Combret, (66) a French citizen, is the former Deputy Chairman of the Executive Committee of Total.  Mr. de Combret is currently non-executive Chairman of Coastal Energy Company and a non-executive director of Petrofac Ltd and Winstar Resources Ltd.  He is also a member of the International Advisory Board of Banco Santander.  Mr. de Combret spent 23 years from 1979 to 2002 (until he retired) with Elf and then Total where he held several executive positions, including but not limited to, Chief Executive for Refining/Marketing, Chief Executive for Gas, Power, and New Energy, and Chief Executive for Trading and Transportation.  Mr. de Combret has also served as a member of the Board of Directors for various public companies including, among others, CEPSA, Intercontinental Exchange (ICE), Banco Central Hispano, Maurel & Prom and for subsidiaries of public companies (Atochem, Axa Re, Renault VI).  Prior to joining the oil industry, Mr. de Combret has been a high civil servant in France, holding senior positions in the Ministry of Finance and in the Ministry of Foreign Affairs.  Mr. de Combret graduated from Ecole Polytechnique and Ecole Nationale d’Administration (ENA) and is fluent in French, English, and Spanish.

Craig McKenzie, President and CEO of Toreador, added, “We are pleased to welcome Marc Sengès and Tony Vermeire to Toreador, as we continue delivering on our corporate strategy.  Both bring a wealth of experience in international oil and gas exploration, holding numerous senior positions at leading companies in and outside the oil and gas industry.  As we work to complete the monetization of the assets in Hungary and Turkey, and focus operations in the Paris Basin, the addition of Marc and Tony will benefit us tremendously in achieving future milestones and in the continued growth of Toreador.”

Marc Sengès has been serving as the Corporate Secretary and General Counsel of Progisys International, a private oil and gas services company with operations in Europe, Africa and Asia, since December 2006.  Prior to joining Progisys, Mr. Sengès served as the Chief Financial Officer and General Counsel of Pebercan Inc., a Canadian oil and gas exploration and production company, as well as Chief Financial Officer and member of the Executive Committee at Maurel et Prom, the second largest publicly traded French oil and gas exploration and production company.  Mr. Sengès has also served as an Executive Director at Natexis Banque Populaire, where he was Global Head of the Oil and Gas Structured Finance Department for Africa and the Middle East.  Mr. Sengès holds a postgraduate degree (DESS) in Banking and Finance from Paris V, and a pre-doctoral (DEA) and Master’s Degree in Company Law from Paris II (Assas), and is fluent in English and French.

Tony Vermeire most recently worked as a Vice President at Houlihan Lokey, a mid-size U.S. investment bank, where he focused on financial restructuring, transatlantic mergers and acquisitions, and energy valuation.  Prior to that, Mr. Vermeire worked as a Principal Consultant for the Wholesale Energy Markets Group at the PA Consulting Group in Paris.  Previously, he worked for the commodities trading division of Goldman Sachs in London, where he worked on long-term energy agreements and the acquisition of non-operated oil & gas fields and various electricity companies.  He has also worked for a decade in the oil and gas industry in various commercial roles at BP plc, Amoco Europe and TOTAL SA.  Mr. Vermeire holds an MBA (with distinction) from London Business School, a dual Master’s Degree from the IFP School & the University of Pennsylvania and an Engineering Degree (ir.) in Applied Mathematics from KU Leuven in Belgium.  He is a member of the Royal Flemish Institute of Engineers and is fluent in English, French, Dutch and German.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, and Hungary.  More information about Toreador may be found at the Company’s web site, www.toreador.net.

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CONTACT:

Shirley Z. Anderson

Toreador Resources Corporation

+1 (469) 364-8531